UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934, as amended

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FIRST COMMUNITY BANCSHARES, INC.

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NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

April 30, 2013 at 11:30 a.m. Eastern Daylight Time

Corporate Center

29 College Drive

Bluefield, Virginia 24605

March 13, 2013

To the Stockholders:

First Community Bancshares, Inc.’s Annual Meeting of Stockholders will be held at the Corporate Center, located at 29 College Drive, Bluefield, Virginia 24605 at 11:30 a.m. Eastern Daylight Time on Tuesday, April 30, 2013. Following a report of the Corporation’s banking and related business operations, stockholders will:

•	Vote on the election of two directors to serve as members of the Board of Directors, Class of 2016;

•	Vote on ratification of the selection of the independent registered public accounting firm for 2013; and

•	Transact other business that may properly come before the meeting.

Stockholders of record at the close of business on March 1, 2013 will be entitled to vote at the Annual Meeting and any adjournments.

/s/ Robert L. Buzzo
Robert L. Buzzo Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2013.

The proxy materials for this Annual Meeting of Stockholders of First Community Bancshares, Inc., consisting of the proxy statement, annual report, and form of proxy are available over the Internet at http://www.fcbinc.com.

If you want to receive a paper or e-mail copy of these documents, or similar documents for future stockholder meetings, you must request the copy. There is NO charge for requesting a copy. In order to facilitate timely delivery, your request should be received no later than April 13, 2013. Please choose one of the following methods to make your request:

1. By Internet at www.proxyvote.com;

2. By telephone: (800) 579-1639; or

3. By e-mail: sendmaterial@proxyvote.com.

All persons attending the 2013 Annual Meeting must present photo identification. Please follow the advance registration instructions on the back cover of this proxy statement.

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO FIRST COMMUNITY BANCSHARES, INC. YOU MAY VOTE BY THE FOLLOWING METHODS:

1. By telephone: (800) 690-6903 until 11:59 p.m. Eastern Daylight Time on April 29, 2013; or

2. On the Internet at http://www.proxyvote.com until 11:59 p.m. Eastern Daylight Time on April 29, 2013; or

3. Complete, sign and return the enclosed proxy as promptly as possible whether or not you plan to attend the Annual Meeting. An addressed return envelope is enclosed for your convenience.

FIRST COMMUNITY BANCSHARES, INC. ENCOURAGES STOCKHOLDERS TO SUBMIT THEIR PROXIES IN ADVANCE OF THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

First Community Bancshares, Inc.

29 College Drive

P. O. Box 989

Bluefield, Virginia 24605-0989

March 13, 2013

Dear Stockholder,

You are invited to attend the 2013 Annual Meeting of Stockholders of First Community Bancshares, Inc. (the “Corporation”) to be held on Tuesday, April 30, 2013 at the Corporate Center located at 29 College Drive, Bluefield, Virginia.

The Annual Meeting will begin with a report of the Corporation’s operations. This report will be followed by discussion and voting on the matters set forth in the accompanying notice of Annual Meeting and proxy statement and discussion of other business matters properly brought before the meeting.

If you plan to attend the meeting, please follow the registration instructions on the last page of this proxy statement. All persons attending the 2013 Annual Meeting of Stockholders must present photo identification.

Whether or not you plan to attend, please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, on the Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Very truly yours,

/s/ William P. Stafford, II
William P. Stafford, II Chairman of the Board

i

PROXY STATEMENT

First Community Bancshares, Inc.

29 College Drive

P. O. Box 989

Bluefield, Virginia 24605

The Board of Directors of First Community Bancshares, Inc. (the “Corporation”) solicits the enclosed proxy for use at the Annual Meeting of Stockholders of the Corporation (the “Annual Meeting”), which will be held on Tuesday, April 30, 2013, at 11:30 a.m. Eastern Daylight Time at the Corporate Center, 29 College Drive, Bluefield, Virginia and at any adjournment thereof.

The expenses of the solicitation of the proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy statement and return envelopes, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, will be paid by the Corporation. In addition to the mailing of the proxy materials, solicitation may be made in person, by telephone or by other means by officers, directors or regular employees of the Corporation.

This proxy statement and the proxies solicited hereby are being first sent or delivered to stockholders of the Corporation on or about March 13, 2013.

Voting

Shares of common stock (par value $1.00 per share) (“Common Stock”) represented by proxies in the accompanying form, which are properly executed and returned to the Corporation, will be voted at the Annual Meeting in accordance with the stockholder’s instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of the two directors nominated by the Board of Directors and named in this proxy statement and FOR ratification of Dixon Hughes Goodman LLP as the Corporation’s independent registered public accounting firm.

Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked at any time prior to its exercise by the filing of written notice of revocation with the Secretary of the Corporation, by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If your shares of Common Stock are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that institution, bring it with you to the Annual Meeting and submit it with your ballot in order to be able to vote your shares at the Annual Meeting.

The Board of Directors has fixed March 1, 2013 as the record date for stockholders entitled to notice of and to vote at the Annual Meeting. Shares of Common Stock outstanding on the record date are entitled to be voted at the Annual Meeting and the holders of record will have one vote for each share so held in the matters to be voted upon by the stockholders. Treasury shares are not voted. Shares of the Corporation’s Series A Preferred Stock are not entitled to be voted on the matters presented at the Annual Meeting. Stockholders of the Corporation do not have cumulative voting rights. As of the close of business on March 1, 2013, the outstanding shares of the Corporation consisted of 20,048,284 shares of Common Stock and 17,421 shares of preferred stock.

The presence in person or by proxy of a majority of the shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes, which are discussed below, are considered in determining the presence of a quorum. Directors are elected by a plurality of the votes cast at a stockholders’ meeting with a quorum present. The two persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Corporation. Approval of the ratification of the independent registered public accounting firm requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against. Abstentions and broker non-votes will have no effect on the election of the two directors nominated by the Board of Directors and named in this proxy statement and the ratification of the independent registered public accounting firm.

If the shares you own are held in street name by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting by the Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form. Under the current rules of the New York Stock Exchange, or NYSE, and the NASDAQ Stock Market LLC or NASDAQ, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to only the ratification of the independent registered public accounting firm. If you do not provide instructions to your brokerage firm, it will not be able to vote on non-discretionary matters, which can result in a broker non-vote. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. The election of the two directors nominated by the Board of Directors and named in this proxy statement is a non-discretionary matter under the current rules of the NYSE and NASDAQ.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is comprised of eight directors, including seven non-management directors, currently divided into three classes with staggered terms. All directors have been determined to be independent by the Board of Directors except Mr. Mendez, who is employed by the Corporation as President and Chief Executive Officer.

The class of directors nominated for re-election at the 2013 Annual Meeting will be elected to serve until the 2016 Annual Meeting. All nominees are currently serving on the Corporation’s Board of Directors. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for an alternate nominee designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. All nominees named herein have consented to be named and to serve as directors if elected.

No director or executive officer of the Corporation is related to any other director or executive officer of the Corporation by blood, marriage or adoption, except for Mr. Stafford who is the father of Mr. Stafford, II.

A table of each director and nominee, including his age, the applicable director class, which is based upon the year in which his term of service expires, and title, is set forth below. A biography describing each director’s and nominee’s qualifications and business background is set forth below the table. The Corporation does not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Members of the Corporation’s Board of Directors are expected to have the appropriate skills and characteristics necessary to function in the Corporation’s current operating environment and contribute to its future direction and strategies. These include legal, financial, management and other relevant skills. In addition, the Corporation looks to achieve a diversified Board, including members with varying experience, age, perspective, residence and background.

Name and Title	Age	Director of Corporation Since	Class of Directors
W.C. Blankenship, Jr., Director	62	2013	2015
Franklin P. Hall, Director	74	2007	2014
Richard S. Johnson, Director Nominee	63	2008	2013
I. Norris Kantor, Director	83	1989	2015
John M. Mendez, President, CEO and Director Nominee	58	1994	2013
Robert E. Perkinson, Jr., Director	65	1994	2014
William P. Stafford, Director	79	1989	2014
William P. Stafford, II, Director	49	1994	2015

NOMINEES FOR THE CLASS OF 2016

John M. Mendez, President and Chief Executive Officer, First Community Bancshares, Inc., Bluefield, Virginia.

Mr. Mendez graduated from Concord University in 1978 with a BS in Business Administration with a concentration in Accounting. Mr. Mendez earned his certification as a certified public accountant (“CPA”) in 1981 and joined First Community Bank in 1985. Prior to serving as President and Chief Executive Officer (“CEO”) of the Corporation, Mr. Mendez served in the positions of Chief Financial Officer (“CFO”) and Chief Administrative Officer. Mr. Mendez served as Audit Manager of Brown, Edwards & Company L.L.P. from 1978 to 1985. Mr. Mendez previously served on the Concord University Board of Governors and chaired its Finance and Facilities Committees. He previously served as a director of the Community Foundation of the Virginias, the West Virginia Bankers Association, Virginia Bankers Association, and Princeton Community Hospital where he served as Chairman of the Audit Committee.

Mr. Mendez’ relevant experience qualifying him for service as a director includes: history as a practicing CPA at a regional public accounting firm; external audit experience for a variety of businesses with emphasis in the banking sector while engaged in public accounting; familiarity with bank regulations and bank and parent regulatory examination processes; writing, communicating and enforcing company, bank and subsidiary policies; success in negotiating and integrating acquired businesses in the execution of a variety of mergers and acquisitions; past service on a variety of boards and audit committees including a 211-bed community hospital; long term service as CFO of a publicly traded company; and the variety of offices held with increasing management responsibilities during 28 years in management of a publicly traded financial services company.

Richard S. Johnson, Chairman, President and Chief Executive Officer, The Wilton Companies, Richmond, Virginia.

Mr. Johnson earned a BS BA degree from the University of Richmond, Richmond, Virginia in 1973, with concentrations in Economics and Finance, and graduated with a MS degree from Virginia Commonwealth University, Richmond, Virginia in 1977, with a concentration in Real Estate and Urban Land Development. Mr. Johnson has been the President and Chief Executive Officer of The Wilton Companies, a real estate investment, development, brokerage and management group of companies, since 2002. He assumed the role of Chairman of The Wilton Companies in 2010. Prior to joining The Wilton Companies, Mr. Johnson served as President of Southern Financial Corp. of Virginia from 1985 to 2002 and Chairman of the Board of Southern Title Insurance Corporation from 1980 to 1985. Mr. Johnson currently serves as a director/trustee of First Community Bank, University of Richmond, Fidelity Group, LLC, and serves as the Chairman of the City of Richmond Economic Development Authority. Mr. Johnson also serves as Director Emeritus of Ducks Unlimited, Inc. and previously served as a director of the State Fair of Virginia, Children’s Museum of Richmond, Ducks Unlimited, Inc., and Ducks Unlimited Canada.

Mr. Johnson’s relevant experience qualifying him for service as a director includes: long-range planning, various aspects of mortgage underwriting, marketing and mortgage portfolio servicing; chairing the Economic Development Authority of the City of Richmond, Virginia; past service as a director and Finance Committee member of Ducks Unlimited, Inc. and Ducks Unlimited Canada; state and national offices with Ducks Unlimited, Inc., including Assistant Treasurer and member of the Finance and Audit Subcommittee; and previous service as a director and Audit Committee member of the Apartment Trust of America.

Your Board recommends a vote FOR the nominees set forth above.

CONTINUING INCUMBENT DIRECTORS

W.C. Blankenship, Jr., State Farm Insurance Agent, Tazewell, Virginia.

Mr. Blankenship received his BS degree in 1972 from Appalachian State University and has served as a successful insurance agent for State Farm since 1976. Mr. Blankenship joined First Community Bank in July of 1996 following its acquisition of Citizens Bank of Tazewell, Inc. He was appointed to Citizens Bank’s Board of Directors during its formation in 1981 and was instrumental in the establishment of that bank, eventually serving as Chairman of the Board from 1984 through its acquisition by First Community Bank.

Mr. Blankenship’s relevant experience qualifying him for service as a director includes: more than 35 years of expertise and knowledge in insurance products and services and more than 30 years of bank board service.

Franklin P. Hall, Retired Commissioner, Virginia Department of Alcoholic Beverage Control, Senior Partner, Hall & Hall, PLC, Richmond, Virginia.

Mr. Hall is a 1961 graduate of Lynchburg College, Lynchburg, Virginia, with a BS degree in Mathematics and Business Administration. Mr. Hall also graduated from The American University, Washington, D.C., with a MBA degree in 1964 and The American University Law School with a Juris Doctor degree in 1966. Mr. Hall currently serves as Senior Partner in Hall & Hall, PLC in Midlothian, Virginia where he has practiced law since 1969. He served as a delegate in the Virginia General Assembly from 1976 to 2009, and Minority Leader, Virginia House of Delegates from 2002 to 2008. He is a former Chairman of the Board of The CommonWealth Bank in Richmond, Virginia. Mr. Hall has served on the Greater Richmond Chamber of Commerce Foundation Board since 2004. He also has served as a commissioner for the Virginia Department of Alcoholic Beverage Control.

Mr. Hall’s relevant experience qualifying him for service as a director includes: a wide range of business and legal knowledge gained during an active 44 year law practice; his MBA degree; 28 years of service on boards of financial service organizations; 30 years of overseeing the budget for the Commonwealth of Virginia; service as senior member of the Joint Legislative Audit and Review Commission for the Virginia General Assembly; and service as Chair of the House Appropriations Subcommittee on Compensation.

I. Norris Kantor, Of Counsel, Katz, Kantor, Stonestreet & Buckner, PLLC, Princeton and Bluefield, West Virginia.

Mr. Kantor received a BA degree in 1953 from the Virginia Military Institute and received a Juris Doctor degree in 1956 from the College of Law at West Virginia University. Mr. Kantor has practiced law for more than 50 years and is currently Of Counsel with the law firm of Katz, Kantor, Stonestreet & Buckner, PLLC. He served as a Judge Advocate USAF from 1956 to 1958. Mr. Kantor is a director of Mercer Realty Inc., a real estate management company, and Gomolco, Inc., a real estate holding company. Mr. Kantor currently serves in the following leadership capacities: Board member of Bluefield State College Foundation, Bluefield State College Board of Governors, New River Parkway Authority, and the Bluefield Development Authority; Board member and Secretary of Bluefield State College Research and Development Corp.; Board member and President of the Downtown Health and Wellness Center, Inc. Mr. Kantor is also a former member and Chair of the West Virginia Ethics Commission.

Mr. Kantor’s relevant experience qualifying him for service as a director includes: a wide range of legal and business experience gained during his more than 50 years as a practicing attorney; his legal work in issuing numerous utility bonds and refunding of utility bond issues; his ability to understand complex business, legal and financial topics; and 23 years of service as a board member of financial service organizations.

Robert E. Perkinson, Jr., Former Vice President-Operations of MAPCO Coal and Alliance Coal Co., Inc., Bluefield, Virginia.

Mr. Perkinson received a BS degree in Civil Engineering—Construction Option in 1969 and a professional degree in Soil Mechanics and Foundation Energy in 1970 from North Carolina State University. Prior to Mr. Perkinson’s employment with MAPCO Coal, he was employed as Vice President—Operations of South Atlantic Coal Co. and worked for J. A. Jones Construction in Charlotte, North Carolina. Upon leaving the employment of MAPCO Coal, Mr. Perkinson served as Acting Executive Director of the Bluefield Sanitary Board from 2006 to 2008 and Mayor of the City of Bluefield, West Virginia. Mr. Perkinson served as Chairman of the Board of Bluefield Regional Medical Center and currently serves as a member of the Board of Governors of Bluefield State College.

Mr. Perkinson’s relevant experience qualifying him for service as a director includes: previous service as a member of senior management for various companies in the coal industry; experience in municipal government, including service as executive director of a municipal sanitary board; and service as board chairman for a non-profit regional medical center coupled with approximately 20 years of bank board service.

William P. Stafford, President, Princeton Machinery Service, Inc., Princeton, West Virginia.

Mr. Stafford is a graduate of the United States Naval Ordnance Laboratory and U. S. Naval Gun Factory. He currently serves as the Vice Chairman of the Board of First Community Bank. He serves as President and Director of the H. P. and Anne S. Hunnicutt Foundation, Inc. and Melrose Enterprises, Ltd., and as a member of Stafford Farms, LLC. Mr. Stafford serves as President of Princeton Machinery Service, Inc., a machinery manufacturing and repair company, which is a position he has held since the 1950s. Mr. Stafford previously served as its General Manager. Mr. Stafford also previously served as a member of the West Virginia Legislature, a director of the West Virginia Division of Natural Resources, a member of the Mercer County, West Virginia Economic Development Authority, and a member of the Mercer County, West Virginia Airport Authority.

Mr. Stafford’s relevant experience qualifying him for service as a director includes: owner and president of a successful machinery manufacturing and repair business; owner and president of several other successful businesses; director and president of a charitable foundation; extensive familiarity with the history and operation of the Corporation and its predecessor banks; participation and leadership in a wide variety of community and civic organizations; previous experience in elected state and local government offices; and more than 20 years of board service for the Corporation.

William P. Stafford, II, Attorney, Brewster, Morhous, Cameron, Caruth, Moore, Kersey & Stafford, PLLC, Bluefield, West Virginia.

Mr. Stafford is a graduate of Virginia Polytechnic Institute and State University, Blacksburg, Virginia, and holds a BS degree in Mechanical Engineering. He received his Juris Doctor, cum laude, from the Washington & Lee University School of Law, Lexington, Virginia. Mr. Stafford practices as a member of his firm primarily in the areas of commercial transactions, banking, creditor’s rights, creditor bankruptcy, and trusts and estates. He currently serves as Chairman of the Board of the Corporation. Mr. Stafford serves as a director and Corporate Secretary of the H. P. and Anne S. Hunnicutt Foundation, Inc., Princeton Machinery Service, Inc., and Melrose Enterprises, Ltd. He is a member of Stafford Farms, LLC, Vermillion Development, LLC, and Walnut Hill, LLC, which include real estate and agricultural holdings. Mr. Stafford is a partner in Legal Realty, A Partnership. Mr. Stafford previously served as a member of the West Virginia Infrastructure and Jobs Development Council. Mr. Stafford previously served as a council member and Mayor of the City of Princeton, West Virginia. Mr. Stafford has served, and continues to serve, on numerous civic and community service boards and commissions.

Mr. Stafford’s relevant experience qualifying him for service as a director includes: a broad range of regulatory, business, legal and banking related issues encountered in the practice of law; extensive state and municipal government service; extensive civic and community service; and more than 15 years of Board service for the Corporation.

Director Qualifications and Experience. The following table identifies the experience, qualifications, attributes and skills that the Board considered in making its decision to appoint and nominate directors to the Corporation’s Board. This information supplements the biographical information provided above. The vertical axis displays the primary factors reviewed by the Governance and Nominating Committee in evaluating a Board candidate.

	Blankenship, Jr.	Hall	Kantor	Johnson	Mendez	Perkinson, Jr.	Stafford	Stafford, II

Experience, Qualifications, Skills or Attributes
Professional standing in chosen field	X	X	X	X	X	X	X	X
Expertise in financial services or related industry	X	X	X	X	X	X	X	X
Audit Committee Financial Expert (actual or potential)				X	X
Civic and community involvement	X	X	X	X	X	X	X	X
Other public company experience (current or past)				X
Leadership and team building skills	X	X	X	X	X	X	X	X
Diversity of experience, professions, skills, geographic representation and backgrounds	X	X	X	X	X	X	X	X
Specific skills/knowledge:
- finance	X	X	X	X	X	X	X	X
- technology					X	X		X
- marketing	X			X	X
- public affairs	X	X	X	X	X	X	X	X
- HR	X	X	X	X	X	X		X
- governance	X	X	X	X	X	X	X	X

NON-DIRECTOR EXECUTIVE OFFICERS

Executive officers who are not directors of the Corporation, including their title, age and date they became an officer of the Corporation are set forth in the chart below, which is followed by a brief biography describing each named executive’s business experience.

Name and Title	Age	Executive of Corporation Since
David D. Brown, Chief Financial Officer of Corporation and First Community Bank	38	2006
Robert L. Buzzo, Vice President and Secretary of Corporation, President and Director of First Community Bank	63	2000
E. Stephen Lilly, Chief Operating Officer of Corporation, Executive Vice President and Chief Operating Officer of First Community Bank	54	2000
Robert L. Schumacher, General Counsel of Corporation, Senior Vice President, General Counsel and Secretary of First Community Bank	62	2001

David D. Brown, Chief Financial Officer of the Corporation and First Community Bank.

Mr. Brown has been CFO of the Corporation and First Community Bank since May 2006. Mr. Brown served as Financial Reporting Coordinator of the Corporation from April 2005 to May 2006. Prior to joining the Corporation, Mr. Brown was Corporate Auditor and Audit Manager of United Bankshares, Inc. from September 1999 to April 2005. Mr. Brown also practiced in the field of public accounting from 1997 to 1999 where he practiced tax, accounting, and auditing across a variety of industries. Mr. Brown is a CPA and holds a MPA degree from West Virginia University.

Robert L. Buzzo, Vice President and Secretary of the Corporation, President and Director of First Community Bank.

Mr. Buzzo has been Vice President and Secretary of the Corporation and President and a director of First Community Bank since June 2000. From October 1994 until June 2000, Mr. Buzzo was the Chief Executive Officer of First Community Bank—Bluefield, a division of First Community Bank. Prior to 1994, Mr. Buzzo held other leadership positions since joining the Corporation in 1973.

E. Stephen Lilly, Chief Operating Officer of the Corporation, Executive Vice President and Chief Operating Officer of First Community Bank.

Mr. Lilly has been Chief Operating Officer (“COO”) of the Corporation and First Community Bank since June 2000. Mr. Lilly has been employed by the Corporation since 1997. Mr. Lilly has also served in a variety of banking positions and capacities with the Corporation and other banking organizations where he supervised and managed a number of operational elements, implemented new technologies and successfully migrated and consolidated bank operations and data. Mr. Lilly also has significant experience in process engineering and customer service management.

Robert L. Schumacher, General Counsel of the Corporation and Senior Vice President, General Counsel and Secretary of First Community Bank.

Mr. Schumacher has served as General Counsel of the Corporation and First Community Bank since 2005. He has also served as Senior Vice President and Secretary of First Community Bank since 2001. Prior to his current positions, Mr. Schumacher served as the Corporation’s CFO and Senior Vice President—Finance from 2001 until 2005. In addition, Mr. Schumacher has led First Community Bank’s Trust and Financial Services Division

in the capacity of Senior Vice President and Senior Trust Officer. Prior to joining the Corporation in 1983, Mr. Schumacher engaged in the private practice of law in Princeton, West Virginia. Mr. Schumacher is a CPA, a Certified Financial Planner, is licensed to practice law and holds a Juris Doctor degree from West Virginia University.

CORPORATE GOVERNANCE

Corporate Governance Guidelines. The Board of Directors’ Governance and Nominating Committee has enacted guidelines to determine director independence and qualifications for directors. The Board regularly reviews corporate governance developments and considers modifications to its governance charter to clarify and augment the Board’s processes, including those relating to risk oversight.

The Board’s Role in Risk Oversight. The Corporation believes that each member of the Board of Directors has a responsibility to monitor and manage risks faced by the Corporation. At a minimum, this requires members of the Board of Directors to be actively engaged in Board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Corporation are monitored by the Board of Directors through its review of the Corporation’s compliance with regulations set forth by its regulatory authorities, including recommendations contained in regulatory examinations.

Because the Corporation believes risk oversight is a responsibility for each member of the Board of Directors, it does not concentrate the Board’s responsibility for risk oversight in a single committee. Instead, each of the committees concentrates on specific risks for which it has an expertise, and each committee is required to regularly report to the Board of Directors on its findings. For example, the Audit Committee regularly monitors the Corporation’s exposure to certain reputational risks by establishing and evaluating the effectiveness of its programs to report and monitor fraud and by monitoring the Corporation’s internal controls over financial reporting. The Corporation’s Compensation and Retirement Committee monitors risks associated with the design and administration of the Corporation’s compensation programs as discussed in further detail in the Compensation Discussion and Analysis beginning on page 12.

The Board’s role in risk oversight of the Corporation is consistent with the Corporation’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Corporation’s risk exposure, and the Board and its committees providing oversight in connection with those efforts. The Board of Directors annually reviews the relationships of each of its members with the Corporation to determine whether each director is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules.

Independence of Directors

The Board of Directors reviewed the directors’ responses to a questionnaire asking about their relationships with the Corporation (and those of their immediate family members) and other potential conflicts of interest, as well as information provided by management related to transactions, relationships, or arrangements between the Corporation and the directors or parties related to the directors in order to determine the independence of the current members of the Board of Directors and the nominees for election as directors of the Corporation.

Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Board of Directors determined that the following nominees and current members of the Board of Directors are independent: W. C. Blankenship, Jr., Franklin P. Hall, Richard S. Johnson, I. Norris Kantor, Robert E. Perkinson, Jr., William P. Stafford and William P. Stafford, II. John M. Mendez is not independent because he is an executive officer of the Corporation.

The NASDAQ listing standards contain additional requirements for members of the Audit Committee and the Compensation and Retirement Committee. All of the directors serving on each of these committees are independent under the additional requirements applicable to such committees.

The Board considered the following relationships in evaluating the independence of the Corporation’s Directors and determined that none of the relationships constitute a material relationship with the Corporation and each of the relationships satisfied the standards for independence:

•

Director Stafford, II serves as a partner of a law firm, which, similar to other firms in other localities, regularly provides legal services to the Corporation and its affiliates. The law firm provided legal services and received payments from the Corporation for such services during 2012. These payments did not exceed the greater of 5% of the law firm’s consolidated revenues for 2012 or $200,000, and therefore, the relationship satisfied the standards for independence.

•

Director Johnson serves as Chairman, President and CEO of The Wilton Companies. The Wilton Companies is comprised of three entities under common management. During 2012, the Corporation and its affiliates leased two offices from two of these entities, The Wilton Companies, Inc. and The Wilton Companies, LLC. Director Johnson holds an equity ownership in these two entities. The combined annual lease payments did not exceed the greater of 5% of The Wilton Companies’ and its subsidiaries’ consolidated revenues for 2012 or $200,000, and therefore, the relationship satisfied the standards for independence.

Board Leadership Structure. The Corporation separates the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Corporation and the day-to-day leadership and performance of the Corporation, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board.

The separation of these roles is appropriate for the Corporation because the separation results in a more effective monitoring and objective evaluation of the CEO’s performance. In addition, the CEO is unable to control the Board’s agenda and information flow that reduces the likelihood that the CEO will abuse his power. The Board also believes that directors will be more likely to challenge the CEO if the Chairman of the Board is not the CEO.

Standards of Conduct. All directors, officers and employees of the Corporation must act ethically at all times and in accordance with the policies comprising the Corporation’s Standards of Conduct (“Code”), which is available at the Corporation’s website www.fcbinc.com and available in print to any stockholder upon request. Only the Board of Directors may waive a provision of the Code and only for just cause in an instance where the underlying ethical objective will not be violated. No waivers were granted to any director or officer during 2012. Amendments to the Code will be published on the Corporation’s website, as required by SEC rules. If an actual or potential conflict of interest arises for a director, the director must promptly inform the Board.

Communicating Concerns to Directors. The Audit Committee and the non-management directors have established procedures to enable any employee who has a concern about the Corporation’s conduct, policies, accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board through an e-mail or written notification directed to the Chairman of the Audit Committee. Such communications may be confidential or anonymous. A notification explaining how to submit any such communication is provided to all employees at each location of the Corporation and its affiliated businesses and is provided to employees in the employee handbook. The status of any outstanding concern is reported to the non-management directors of the Board periodically by the Chairman of the Audit Committee.

Stockholder Communications. Stockholders may communicate with all or any member of the Board of Directors by addressing correspondence to the Board of Directors or to the individual director and addressing such communication to Robert L. Buzzo, Secretary, First Community Bancshares, Inc., P. O. Box 989, Bluefield, Virginia 24605-0989. All communications so addressed will be forwarded to the Chairman of the Board of Directors (in case of correspondence addressed to the Board of Directors) or to the individual director, without exception.

The Board of Directors and Board Meetings

The Board of Directors held ten regular meetings and two joint meetings with the First Community Bank Board in 2012. No member attended fewer than 75% of the Board meetings and committee meetings on which the member sits. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties and to attend all regularly scheduled Board, committee, and stockholder meetings. It is the Board’s policy that the directors should attend the Annual Meeting absent exceptional circumstances. All current directors attended the 2012 Annual Meeting.

Board Committees

The Board of Directors has adopted written charters for three of its four standing committees: the Audit Committee, the Compensation and Retirement Committee (the “CRC”), and the Governance and Nominating Committee. A current copy of each of the committee charters is available for review and print on the Corporation’s website at www.fcbinc.com.

Audit Committee. The members of the Audit Committee are Directors Perkinson, who chairs the Committee, Hall and Johnson. The Board has determined that Mr. Johnson is the Audit Committee financial expert. The Audit Committee is primarily concerned with the integrity of the Corporation’s financial statements, the independence and qualifications of the independent registered public accounting firm and the performance of the Corporation’s internal audit function and independent registered public accounting firm. Its duties include: (1) selection and oversight of the independent registered public accounting firm; (2) review of the scope of the audit to be conducted by the independent registered public accounting firm, as well as the results of their audit; (3) oversight of the Corporation’s financial reporting activities, including the annual report, and the accounting standards and principles followed; (4) discussion with management of its risk assessment and management policies, including risk relating to the financial statements and financial reporting process and the steps taken by management to monitor and mitigate such risks; (5) approval of audit and non-audit services provided to the Corporation by the independent registered public accounting firm; (6) review of the organization and scope of the Corporation’s internal audit function and its disclosure and internal controls; and (7) reviews, approves and ratifies transactions with related persons. The Audit Committee held 12 meetings during 2012. The Audit Committee’s report is on page 31.

Executive Committee. The members of the Executive Committee are Directors Stafford II, who chairs the Committee, Hall, Johnson, Kantor, Mendez, Perkinson and Stafford. Except for Mr. Mendez, each member of the Executive Committee is independent. The Executive Committee did not meet in 2012. The Committee, subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board to act between meetings of the Board, except for certain matters reserved to the full Board by law.

Compensation and Retirement Committee. The members of the CRC are Directors Stafford, II, who chairs the Committee, Johnson, and Stafford. The CRC’s primary duties and responsibilities are to: (1) review, evaluate and determine annually the executive officers’ and directors’ compensation and the corporate goals and objectives relevant thereto, and to evaluate the executive officers’ performance in light of such goals and objectives; (2) review and evaluate all compensation decisions otherwise made by the CEO; (3) review, evaluate and determine all equity-based incentive awards; (4) review organizational systems and plans relating to management development and succession planning; and (5) review and discuss with management the proxy statement’s Compensation Discussion and Analysis and produce the CRC report. The CRC does not delegate any of its responsibilities to subcommittees.

The CEO of the Corporation provides the CRC with a performance assessment and compensation recommendation for each of the other executive officers of the Corporation. The CRC has the authority to retain or obtain the advice of any advisors as the CRC deems necessary in the performance of its duties. In 2012, the CRC directly engaged Mathews, Young—Management Consulting (“Mathews Young”) to provide compensation analysis and advice regarding incentive compensation for employees of the Corporation. At the request of the CRC, Mathews Young: (i) developed a peer group analysis for the CRC’s review of compensation levels; (ii) formulated recommendations for long range performance compensation; and (iii) developed recommendations for an incentive program for the special assets department. Mathews Young was not retained to provide any other services to the Corporation. The CRC is still in the process of reviewing the Mathews Young recommendations and anticipates implementing some or all of them in 2013. Retention of Mathews Young by the CRC raised no conflicts of interest. The CRC held five meetings in 2012. The CRC’s report is on page 20. In 2012, the Board of Directors voted to amend the CRC Charter, which may be found on the Corporation’s website.

Compensation and Retirement Committee Interlocks and Insider Participation. None of the members of the CRC are or were formerly officers or employees of the Corporation or any of its subsidiaries. Finally, none of the executive officers of the Corporation served on any compensation committee or any board of directors of another company, of which any of the Corporation’s Board members was also an executive officer.

Governance and Nominating Committee. The members of the Governance and Nominating Committee are Directors Stafford, II, who chairs the Committee, Kantor, and Stafford. The Committee’s responsibilities include the selection of director nominees for Board service and the development and review of governance guidelines. The Committee also: (1) oversees the annual self-evaluations of the Board, as well as director performance and Board dynamics; and (2) makes recommendations to the Board concerning the structure and membership of the Board committees. This Committee held two meetings in 2012.

Director Candidates, Qualifications and Diversity. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Governance and Nominating Committee considers a number of criteria, including, without limitation, the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Governance and Nominating Committee believes diversity should be considered in the director identification and nomination process. The Governance and Nominating Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Governance and Nominating Committee, c/o Robert L. Buzzo, Vice President and Secretary of First Community Bancshares, Inc., P. O. Box 989, Bluefield, Virginia 24605-0989. The Corporation believes that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. The Corporation strives to maintain a Board with diverse experience in areas relevant to the Corporation’s overall business activities. The Committee also considers candidates recommended by current directors, company officers, employees and others. The Committee evaluates all nominees for directors in the same manner and typically bases its initial review on any written materials submitted with respect to the candidate.

Meetings of Non-management Directors. The non-management directors met without any management directors or employees present two times last year. Director Stafford, II served as chairman of these meetings.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and explanation of the material information relevant to understanding the objectives, policies and philosophy underlying the Corporation’s compensation programs for executives and of the general design philosophy of the Corporation’s compensation policies and practices for employees included in any incentive compensation program. To assist with understanding certain disclosures that the Corporation is required to provide in this section, which is referred to as the “CD&A,” the Corporation provides information relating to executive and director compensation in a series of tables and accompanying narrative. At the 2011 Annual Meeting of Stockholders, the stockholders approved the compensation of the Corporation’s named executives, which the CRC considered in its decisions to continue the objectives, policies and philosophy underlying the Corporation’s compensation programs for executives. The majority of the stockholder votes cast on the frequency of future say on pay advisory votes were in support of an advisory vote occurring once every three years. The next say on pay advisory vote will be held at the 2014 Annual Meeting of Stockholders.

The Corporation’s Compensation Philosophy

The goal of the Corporation’s executive compensation program is to retain and reward officers who create long-term value for stockholders. This overriding objective affects all elements of the compensation program. The Corporation’s compensation program rewards continued financial and operating performance coupled with strong leadership. The intent is to align an executives’ long-term interests with those of stockholders and to motivate high performing executives to continue with the Corporation for long productive careers.

Adjustments to 2012 Base Salaries and 2011 Discretionary Bonuses of Executive Officers

In February, 2012, the CRC met to evaluate and establish executive compensation in the context of the Corporation’s 2011 performance. Although the Corporation’s performance in 2011 had been strong, on the recommendation of Mr. Mendez, the CRC decided to continue its conservative approach to determining compensation. Except with respect to Mr. Brown, who received a discretionary cash bonus, the CRC awarded no salary increases for 2012 and no discretionary cash bonuses or long-term incentive awards to the named executive officers. In August, 2012, the CRC met and reevaluated the 2011 performance of the Corporation and considered the sustained strong performance of the Corporation for the first three quarters of 2012. On the recommendation of Mr. Mendez, the CRC decided to award salary increases and discretionary bonuses to Messrs. Brown, Buzzo, Lilly and Schumacher to recognize specific, significant accomplishments and performance in 2011. The CRC awarded no long-term incentive awards for 2011 performance. The criteria used to assess the performance of each individual executive officer is set forth below under the headings “Considerations Used to Determine CEO Base Salary for 2012 and Discretionary Cash Bonus for 2011” and “Determination of 2012 Base Salaries and 2011 Discretionary Cash Bonuses for the Corporation’s other Named Executives.”

Considerations Used to Determine Compensation Program

Below is a summary of important considerations by the CRC affecting compensation for the named executives. The CRC performs its evaluation of compensation in light of the Corporation’s performance, the current economic situation, and the prevailing public sentiments and concerns regarding executive compensation.

Emphasis on Reliable and Relative Performance. The Corporation’s compensation program provides pay opportunities for those executives demonstrating superior performance for sustained periods of time. Each of the named executives has served the Corporation for many years and each has held diverse positions with growing levels of responsibility. Relative compensation reflects previous contributions and anticipated future contributions to the Corporation’s long-term success. In evaluating sustained performance, the Corporation also gives weight to the relative performance of each executive in his or her particular industry segment or function.

Emphasizing consistent, long-term performance impacts annual discretionary cash bonus and any equity incentive compensation. After assessing each named executive’s past performance, and expected future contribution, as well as the performance of the business or function the executive leads, the CRC uses its judgment in determining the amount of bonus or equity award, if any. The Corporation considers the current year as well as past and expected performance in compensation decisions. This long-term view has the effect of moderating compensation levels and annual adjustments and awards.

Importance of Corporation Results. The CRC places substantial weight on the named executive’s contribution to the whole Corporation’s overall financial success, as opposed to limiting its focus strictly to an individual business or function. The CRC is of the opinion that the named executives share the responsibility of supporting the Corporation’s overriding goals and objectives as part of the management team.

Judgment Versus Formula Driven. The CRC does not use formulas in determining the level or mix of compensation. It evaluates a wide range of quantitative and qualitative factors, which include consistency in reaching financial and growth targets, the ability to perform in both good and challenging economic times, a history of integrity, evidence that the executive uses good judgment and his or her ability to lead and create future value for the Corporation.

Risk Considerations in the Compensation Program. The CRC views the Corporation’s compensation program with a long-term focus. Under the program, the greatest amount of compensation can be achieved over long periods of time through sustained superior performance. Larger amounts of compensation are typically deferred or can only be realized upon retirement. The Corporation believes this will provide a strong incentive to manage the Corporation for the long-term with a clear message to avoid excessive risk in the near term. The CRC establishes goals and objectives with a mix of quantitative and qualitative performance elements in order to avoid excessive weight on any one performance measure. The CRC also attempts to balance the various elements of compensation among base salary (current cash payments), deferred cash payments and equity awards. The CRC maintains full discretion to adjust compensation based upon improved performance and adherence to the Corporation’s values.

The CRC reviews the incentive compensation arrangements for the Corporation’s named executives in various manners, including, but not limited to, discussions with the Corporation’s compensation consultant, to ensure that their incentive compensation arrangements do not encourage them to take unnecessary and excessive risks that threaten the value of the Corporation. The CRC also reviews the compensation arrangements of the Corporation’s other top executives. The CRC concluded that the Corporation’s compensation policies and practices do not encourage excessive or inappropriate risk taking and instead encourage behaviors that support sustainable long-term value creation. In reaching this conclusion, the CRC considered the various metrics and elements of the compensation program. For instance, the CRC does not use highly leveraged, short-term incentives that drive high-risk investments at the expense of long-term company value. Rather, the Corporation’s annual incentive compensation is based on balanced performance metrics that promote disciplined progress focused on longer-term goals.

Future Compensation Opportunity. The CRC intends to continue to provide a mix of different compensation elements. It considers current compensation versus long-term compensation and cash versus equity elements. It views cash payments as reflective of current or recent performance and stock payments as a means to encourage long-term behavior and retain executives. The CRC believes that each named executive should have a portion of his or her compensation at risk based on how well the Corporation operates and how well its stock performs in the long run.

In 2012, the CRC continued its intensive review of the relationship between risk management and incentive compensation to ensure that incentive compensation does not encourage unnecessary or excessive risks. The CRC also reviewed the relationship between risk management policies and practices, overall corporate strategy and executive compensation.

Use of Compensation Consultants. Because of the enhanced level of regulation and scrutiny on executive compensation, the CRC retained Mathews Young to assist with amendments to an incentive compensation plan for employees of the Corporation. Mathews Young was the independent consultant of the CRC. The Corporation did not retain a separate compensation consultant. The CRC considers executive compensation at other similarly sized and situated financial service companies as only one of numerous factors in setting pay. The CRC does not target a specific percentile within this group of perceived peers and uses the comparative data only as a reference tool after determining the types and amounts of compensation based upon its own evaluation. The CRC is still in the process of reviewing the Mathews Young recommendations and anticipates implementing some or all of them in 2013.

Employment Agreements. The named executives have employment agreements, which include change of control protection for the executives and non-compete and non-solicitation requirements for the protection of the Corporation. The employment agreements with Messrs. Mendez, Buzzo, and Lilly were amended and restated as of December 16, 2008 to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and initial employment agreements were entered into with Messrs. Schumacher and Brown. The Corporation describes all of these agreements in more detail below.

The amended and restated employment agreement with Mr. Mendez had an initial term of three years and provides that on January 1st of each succeeding year the term of the agreement automatically extends an additional one year, unless the Corporation or Mr. Mendez gives notice that the employment term will not thereafter be extended. Mr. Mendez’ annual base salary was $392,902 for 2011 and 2012. The Corporation may terminate Mr. Mendez’ employment at any time for “Cause” (as defined in his employment agreement) without further obligation owed to Mr. Mendez. If the Corporation terminates Mr. Mendez’ employment for any reason other than for “Cause” or if he terminates his employment for “Good Reason” (as defined in his employment agreement), the Corporation will generally be obligated to provide compensation and benefits specified in the agreement for the balance of the term of the agreement, but not less than 30 months following the date of termination. Upon the termination of his employment, Mr. Mendez will be subject to non-competition and non-solicitation restrictions. If Mr. Mendez dies while employed by the Corporation, the Corporation will pay his estate through the end of the month in which his death occurs. If Mr. Mendez’ employment is terminated as a result of permanent disability as determined pursuant to the agreement, then the Corporation has the right to terminate his employment before the end of the applicable term. In the event there is a change of control of the Corporation and Mr. Mendez’ employment is terminated by the Corporation or he chooses to terminate his employment within two years after such change of control, the Corporation will pay Mr. Mendez severance pay in the form of a lump sum payment of 2.99 times his base salary in effect on the date of termination. On December 16, 2010, the Board of Directors amended the agreement with Mr. Mendez to waive the agreement’s provision for standard cost of living increases.

The December 16, 2008 employment agreements with Messrs. Buzzo and Lilly supersede and replace employment agreements for Messrs. Buzzo and Lilly entered into in 2002. Each agreement has an initial term of three years, and, similar to Mr. Mendez’ agreement, each is renewed for an additional one year term each January 1st unless the Corporation or the individual executive gives notice that the employment term will not be extended. In the event there is a change of control of the Corporation and Messrs. Buzzo’s or Lilly’s employment is terminated by the Corporation or either chooses to terminate his employment within two years of such change of control, the Corporation will pay that executive severance pay in the form of a lump sum payment of 2.99 times his base salary then in effect on the date of termination.

The Corporation entered into initial employment agreements with Messrs. Schumacher and Brown as of December 16, 2008. These agreements contain substantially similar terms and are modeled after Mr. Mendez’ agreement. Mr. Schumacher’s agreement has an initial term of three years and is renewed for an additional year each January 1st unless he or the Corporation gives notice that the employment term will not be extended. The agreement for Mr. Brown has an initial term of two years, and is renewed for an additional year each January 1st unless the Corporation or Mr. Brown gives notice that the employment term will not be extended. Mr. Schumacher’s agreement provides for a lump sum payment of 2.99 times base salary, and Mr. Brown’s agreement provides for a lump sum payment of two times base salary, in the event of a change of control coupled with terminated employment either without “Cause” by the Corporation or by the executives for “Good Reason” (as defined in their respective agreements).

Compensation Elements Used to Achieve Corporation’s Goals

The Corporation uses the compensation elements discussed below as the means to reward, retain and align executives’ interests with the long-term interests of the Corporation and stockholders.

Base Salary. The amount of base salary for each named executive depends upon the scope of the executive’s duties, his or her individual performance and length of service, and his or her leadership ability. Current salary impacts decisions regarding salary adjustments relevant to peers (within and outside the Corporation). Base salaries are reviewed annually.

Bonus. For each named executive, the CRC may award discretionary cash bonuses based upon the previous year’s performance as evaluated by the CRC and the CEO (except the CEO does not participate in his or her own bonus determination).

Stock Options and Restricted Stock Awards. The Corporation’s equity incentive program is designed to recognize responsibility, reward excellent performance, retain named executives, and align their interests with those of stockholders. The CRC has used stock options and stock awards sparingly and determined not to make any awards based on 2011 performance.

On February 28, 2012, the Board of Directors approved the First Community Bancshares, Inc. 2012 Omnibus Equity Compensation Plan (the “2012 Plan”), which in turn was approved by stockholders at the 2012 Annual Meeting. The Board of Directors replaced all prior equity plans with this single plan approved by the stockholders that conforms to current best governance practices. As of the date of the mailing of this proxy, there have been no grants under the 2012 Plan to any named executive officer.

Deferred Compensation. The Corporation offers a qualified defined contribution plan known as the KSOP to most of its employees. However, the named executives are unable to fully participate in the KSOP due to certain restrictions on their deferrals based upon annual testing limits imposed by the Internal Revenue Code. The Corporation provides a non-qualified deferred compensation plan discussed in more detail elsewhere in this proxy statement and referred to as the WRAP plan as a mechanism to allow highly compensated participants to defer a portion of their compensation that cannot otherwise be deferred under the Corporation’s qualified plan. The WRAP plan is intended to promote retention by providing a long-term savings vehicle on a tax efficient basis.

Pension Plans. The Corporation provides a defined retirement benefit to the named executives and others pursuant to separate agreements, each of which is known as a supplemental executive retention plan (“SERP”). Each SERP is unfunded and designed to provide a benefit paid at age 62, normal retirement age in the SERP. The benefit is targeted at 35% of final compensation projected at an assumed 3% salary progression rate, and subject to an annual benefit limit of $80,000. In return for certain amendments to his employment agreement, on December 16, 2010, the Board of Directors, in concert with the CRC, amended the SERP with respect to Mr. Mendez to remove the annual maximum benefit, with said amendment effective January 1, 2011. Vesting is on a graded schedule as follows: 25% vesting after five years of service; 50% vesting after ten years of service; 75% vesting after 15 years of service; plus an additional 5% vesting for each year of service beyond 15 years, with full vesting after 20 years of service or reaching age 62, whichever occurs first. In connection with the SERP, the Corporation entered into life insurance endorsement method split dollar agreements with Messrs. Mendez, Buzzo, Lilly, and Schumacher. Under these agreements, the Corporation shares 80% of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the executives under life insurance contracts. The Corporation, as owner of the policies, retains a 20% interest in life proceeds after reimbursement to the Corporation of retirement benefits paid and a 100% interest in the cash surrender value of the policies.

2012 Discretionary Bonuses and Long-term Incentive Awards

The CRC and management believe it is in the Corporation’s best interests to maintain consistency in its compensation philosophy and implementation, but it also believes discretion should be used in times of prosperity as well as times when either the Corporation or the overall economy, or both, are performing below expectations. With this in mind, the CRC believes it is appropriate for some components of compensation to remain level or decline during periods of economic downturn.

While the Corporation has taken a conservative approach to setting compensation in recent years, Mr. Mendez proposed, and the CRC approved, modest salary adjustments for the other executive officers in August, 2012. Additionally, the CRC received recommendations for and approved incentive bonuses for executive officers based on the achievement of key operating goals in 2011. These incentive bonuses were generally awarded in the third quarter of 2012. These were the first incentive bonuses awarded since the onset of the 2008 recession and the associated negative credit and real estate cycle. The CRC will meet later this year to evaluate 2012 performance to determine whether to award discretionary cash bonuses and long-term incentive awards to the named executives based on 2012 performance.

Consistent with past practice, going forward the CRC will continue to use discretion coupled with a goals-driven formula to compensate executives. The Corporation will not adopt incentives that promote risky behavior for near-term rewards. The CRC believes executive compensation should include both short-term and long-term elements reflective of, and driven by, the Corporation’s respective current and long-term operating performance compared with similarly situated publicly traded, regional financial services companies.

Considerations Used to Determine CEO Base Salary for 2012 and Discretionary Bonus for 2011.

At the beginning of each year, Mr. Mendez develops recommended objectives necessary for the Corporation to be successful. Mr. Mendez presents these objectives to the CRC for its consideration in determining how Mr. Mendez’ performance will be evaluated. These objectives are determined in most part from the Corporation’s annual financial and budget planning sessions, during which the Corporation’s performance and growth opportunities are analyzed and goals and objectives are established for the upcoming year. These goals and objectives include both objective financial metrics and qualitative strategic and operational considerations that are evaluated subjectively, without any formal weighting assigned. The CRC and Mr. Mendez use this process to focus on factors they believe create long-term stockholder value. The CRC discusses with Mr. Mendez its considerations regarding Mr. Mendez’ own compensation. Mr. Mendez does not participate in the final determination of his own compensation.

In determining Mr. Mendez’ base salary for 2012 and his discretionary bonus compensation for 2011, the CRC considered the Corporation’s performance and Mr. Mendez’ individual performance in 2011. During 2011, Mr. Mendez achieved his principal financial goals, including successful performance against the 2011 operating budget as well as the continued enhancement of the Corporation’s primary capital ratios. Revenue gains and strong expense control led to achievement of budget goals for the year and continuation of the company’s re-establishment of earnings performance at normalized levels following the extended recessionary environment of the preceding three years. These results, along with balance sheet management and other capital strategies, yielded strong and improving leverage and capital ratios, which led the Corporation well beyond capital minimums dictated by regulatory authorities, and placed the Corporation within the top tier among its peers and the industry in terms of capital strength.

In May of 2011 the Corporation’s capital position was significantly advanced as Mr. Mendez organized, directed and led a private placement of the company’s convertible preferred stock resulting in the issuance of $18.9 million in new issue convertible preferred shares, on terms considered favorable to the Corporation. This resulted in significant improvement in the company’s primary capital levels and set the stage for a series of growth initiatives.

In 2011, the Corporation continued to realize earnings and operating benefits drawn from the Corporation’s last banking acquisitions in mid-year 2009 and late 2008. Mr. Mendez also assisted in the identification of further acquisition targets in execution of the Corporation’s strategic plan for growth. These efforts were instrumental in the completion of additional key business acquisitions in subsequent periods. Mr. Mendez continued work on deployment of the Corporation’s updated strategic plan, which was completed in the first quarter of 2010 and oversaw the execution of key strategies under that plan.

One of the most important objectives for Mr. Mendez and the Corporation was the maintenance of asset quality measures in the top quartile among the industry. This objective was achieved in 2011 as the Corporation continued to manage through a difficult credit and real estate environment. Through the direction of other executives and departments, asset quality measures for the Corporation were maintained at satisfactory strong levels throughout the year and continued to compare favorably with broader industry metrics for non-performing assets, delinquencies and net charge-offs.

Mr. Mendez continues to be charged with the search for suitable candidates for banking mergers and acquisitions within the Corporation’s footprint; to lead the Corporation’s strategic planning process; and to retain and motivate the Corporation’s management team. Throughout 2011, and as noted above, the Corporation’s focus was also directed at capital retention and development, as well as continued improvement of the Corporation’s risk profile and loss mitigation. These goals were all satisfactorily met during 2011.

Determining 2012 Base Salaries and 2011 Discretionary Bonuses for the Corporation’s Other Named Executives

The CRC works in conjunction with Mr. Mendez to establish the base and incentive compensation of other named executives. Its goal is to achieve a balance of incentives that retain a qualified group of senior managers and ensure that the Corporation remains competitive over the long-term.

Each of the other named executives is a leader of an individual business or function of the Corporation. As part of the executive management team, they report directly to Mr. Mendez, who develops the objectives that each individual is expected to achieve, and against which their performance is assessed. Similar to Mr. Mendez, these objectives are reviewed with the CRC and are derived largely from the Corporation’s financial, budget and strategic planning processes.

Like Mr. Mendez, the other named executives have objectives that include both quantitative financial measurements and qualitative strategic and operational considerations affecting the Corporation and the businesses or functions that the named executives lead. Mr. Mendez assesses each named executive’s individual performance against the objectives, the Corporation’s overall performance and the performance of the executive’s business or function. Mr. Mendez then makes a compensation recommendation to the CRC for each named executive. The named executives do not play a role in the determination of their compensation except for their discussion with Mr. Mendez regarding their individual performance against predetermined objectives.

In determining the base salary of the other executive officers, Mr. Mendez and the CRC consider the skill set of the individual executive officer, his or her level of responsibility within the Corporation, and salaries paid by companies of similar size and in similar lines of business as the Corporation. The Corporation does not benchmark to a specific peer group, but uses this information as a general reference for comparing the Corporation’s executive base salary compensation to that of other companies in the industry. With respect to their 2011 discretionary bonuses, Mr. Mendez and the CRC considered the following criteria:

David D. Brown. As the leader of the Corporation’s finance function, Mr. Brown’s financial objectives in 2011 focused on the overall performance of the Corporation similar to Mr. Mendez’. Mr. Brown’s strategic and operational goals included providing operational support to achieve financial goals and strengthen the finance function, while maintaining a strong controllership function and improving regulatory relationships. Mr. Brown also continued to search for suitable candidates for banking mergers and acquisitions within the Corporation’s footprint and FDIC-assisted transactions.

Robert L. Buzzo. In 2011, Mr. Buzzo was primarily responsible for First Community Bank’s largest banking region, along with his Corporate responsibilities. In 2011, Mr. Buzzo’s region achieved its net income, loan and core deposit growth objectives. Mr. Buzzo also achieved his operational strategic objectives in 2011. Under Mr. Buzzo’s leadership, the division comprising the Southern Region was among the top performing areas of the bank.

In addition, Mr. Buzzo continued his supervision of the Trust and Wealth Management Divisions of the Corporation. During 2011, the Trust Department fell just short of its financial objectives while First Community Wealth Management met its financial performance goals.

E. Stephen Lilly. Mr. Lilly completed a core banking system study leading to an integrated, efficient technology platform for the Company and negotiated and executed new technology contracts in October 2011. The new consolidated platform eliminated 11 technology vendors. He also consolidated Secondary Market Mortgage processing into the Credit Administration/Retail Credit Department to provide efficiency and streamlined mortgage processing and underwriting. Consolidation of the departments was completed in May of 2011, which led to reduced costs in producing residential real estate loans. Mr. Lilly completed restructuring of the Corporation’s product/pricing administration, which led to an enhanced net interest margin. His further coordination of Pricing and Product Committees has led to improved net interest margin, which compares favorably to industry peers. Mr. Lilly successfully realigned the Corporation’s Commercial Services Department in February 2011, achieving significant cost savings with the goal of improved delivery of commercial products and generating non-interest income. During 2011, Mr. Lilly established the Office of Project Management to drive strategic initiatives. He restructured Information Technology and was named Chief Information Officer in addition to COO. His efforts to restructure and redefine responsibilities and workflow produced a more efficient organization and produced cost savings.

Robert L. Schumacher. Mr. Schumacher’s strategic and operational goals in 2011 included the organization, launch and management of a newly established Legal Department; assuming control and reporting line responsibility of the Enterprise Risk Management and Compliance functions; and to oversee completion of the first full cycle of internal audits under a new Internal Audit Director and new team since moving this important function in-house. Mr. Schumacher accomplished most of his goals for 2011. These initiatives have been successful, resulting in a reduction in legal fees, continued improvement in overall enterprise risk management, and an improved and more efficient internal audit process.

Compensation and Retirement Committee Report

The CRC has reviewed the CD&A and discussed that analysis with management. Based on its review and discussions with management, the CRC recommended to the Board of Directors that the CD&A be included in the Corporation’s Annual Report on Form 10-K for 2012 and the Corporation’s 2013 proxy statement. This report is provided by the following independent directors, who comprise the CRC:

William P. Stafford, II (Chairman)

Richard S. Johnson

William P. Stafford

2012 Summary Compensation Table

Name of Individual / Capacities Served	Year	Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen- sation (1)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (2)	All Other Compen- sation (3)	Total
John M. Mendez	2012	$392,902	$35,000	$—	$—		$105,137	$56,333	$589,372
President & Chief	2011	392,902	—	—	—		152,509	58,790	604,201
Executive Officer	2010	392,902	—	—	—		37,200	57,985	488,087

David D. Brown	2012	166,400	20,000	—	—		7,216	21,050	214,666
Chief Financial Officer	2011	160,000	—	—	—		5,356	19,023	184,379
	2010	160,000	—	—	—		5,219	18,352	183,571

Robert L. Buzzo	2012	230,000	15,000	—	—		23,633	43,890	312,523
Vice President and	2011	225,800	—	—	—		84,234	41,855	351,889
Secretary	2010	225,800	—	—	—		57,363	44,622	327,785

E. Stephen Lilly	2012	252,000	25,000	—	—		38,933	39,861	355,794
Chief Operating Officer	2011	247,000	—	—	—		33,974	37,720	318,694
	2010	247,000	—	—	—		24,897	37,041	308,938

Robert L. Schumacher	2012	183,600	20,000	—	—		82,788	36,131	322,519
General Counsel	2011	180,000	—	—	—		72,691	34,089	286,780
	2010	180,000	—	—	—		50,514	36,298	266,812

(1)	The Company currently has no non-equity incentive compensation plan.
(2)	The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the SERPs. The net present value of the retirement benefits used to calculate the net change in benefits were determined using the same assumptions used to determine our retirement obligations and expense for financial statement purposes. Additional information about our SERPs is included on page 16. We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in the table.
(3)	The amounts in this column are detailed on the following table entitled “2012 All Other Compensation.”

2012 All Other Compensation

The Corporation provides the named executives with additional benefits as shown in the “All Other Compensation” column of the “2012 Summary Compensation Table” shown above, that it believes are reasonable, competitive and in line with the Corporation’s overall executive program. The Corporation provides additional detail of those benefits in the table below.

Name of Individual	Year	Total Retirement Plan Matching Contribution	Total KSOP Contribution	Split Dollar Life Insurance (1)	Executive Life Insurance (2)	Perquisites (3)	Total
John M. Mendez	2012	$32,047	$—	$901	$14,426	$8,959	$56,333
	2011	32,163	—	860	13,198	12,569	58,790
	2010	30,335	—	3,497	12,086	12,067	57,985

David D. Brown	2012	8,300	—	—	1,022	11,728	21,050
	2011	7,983	—	—	871	10,169	19,023
	2010	7,744	—	—	941	9,667	18,352

Robert L. Buzzo	2012	18,742	—	1,007	10,674	13,467	43,890
	2011	18,525	—	977	9,784	12,569	41,855
	2010	18,841	—	4,686	9,028	12,067	44,622

E. Stephen Lilly	2012	20,432	—	396	5,551	13,482	39,861
	2011	19,707	—	375	5,069	12,569	37,720
	2010	19,027	—	1,287	4,660	12,067	37,041

Robert L. Schumacher	2012	14,977	—	860	7,719	12,575	36,131
	2011	14,762	—	835	7,123	11,369	34,089
	2010	14,937	—	3,910	6,584	10,867	36,298

(1)	Imputed income on Corporation funded premiums or split dollar plan.
(2)	Corporation funded premium on executive life program.
(3)	Perquisites consist of country club dues and/or automobile allowance in each instance.

2012 Other Benefits

The Corporation provides other perquisites and personal benefits that the Corporation and the CRC believe are reasonable and consistent with its overall compensation program to better enable the Corporation to attract and retain superior employees for key positions. The CRC periodically reviews the levels of perquisites and other personal benefits provided to the named executives.

Outstanding Equity Awards at December 31, 2012

The following table includes information on the current holdings of stock option and stock awards by the named executives as of December 31, 2012. This table includes unexercised and unvested option awards, and vesting conditions that were not satisfied as of December 31, 2012. Each equity grant is shown separately for each named executive.

	Option Awards					Stock Awards
								Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable
John M. Mendez	12,092	—	—	$19.80	2/3/2022	—	$—	—	$—
	2,015	—		13.94	2/3/2022
	14,108	—		24.65	2/3/2022
	14,108	—		29.15	2/3/2022

David D. Brown	10,000	—	—	35.00	10/24/2016	—	—	—	—

Robert L. Buzzo	7,566	—	—	19.80	3/30/2017	—	—	—	—
	7,566	—		16.00	3/30/2017
	5,404	—		13.94	3/30/2017
	7,566	—		24.65	3/30/2017
	7,565	—		29.15	3/30/2017

E. Stephen Lilly	7,551	—	—	19.80	6/26/2025	—	—	—	—
	2,156	—		13.94	6/26/2025
	7,550	—		24.65	6/26/2025
	7,550	—		29.15	6/26/2025

Robert L. Schumacher	1,323	—	—	13.94	3/24/2018	—	—	—	—
	3,970	—		24.65	3/24/2018
	9,266	—		29.15	3/24/2018

All options listed in the above table are vested.

2012 Pension Benefits

The table below sets forth the details on pension benefits for the named executives under the following plan:

The Corporation’s Executive SERP. The Corporation’s SERP is unfunded and not qualified for tax purposes. Refer to page 16 of this proxy statement for a more detailed discussion of the SERP and to Note 11 to the Consolidated Financial Statements in the Annual Report for the year ended December 31, 2012 for discussion of the methodologies and assumptions underlying the projected SERP benefits.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
John M. Mendez	SERP	28	$854,591	—
David D. Brown	SERP	8	33,482	—
Robert L. Buzzo	SERP	40	747,559	—
E. Stephen Lilly	SERP	15	259,915	—
Robert L. Schumacher	SERP	29	665,629	—

2012 Non-Qualified Deferred Compensation

Deferral of Salary. Any employee otherwise ineligible to fully participate in the KSOP and who meets the Internal Revenue Code definition of being “highly compensated,” including the named executives, have historically been eligible to elect to defer up to 75% of their compensation to the Corporation’s WRAP plan. Deferrals to this plan are invested as directed by each participant and are matched at the discretion of the Board of Directors in conjunction with and subject to limits established each year by the Board of Directors for elective deferrals to the KSOP. The Board of Directors authorized a match of 100% of up to 8% of participant salary for 2012 when deferred under the KSOP. The table below provides detail regarding non-qualified deferred compensation of the named executives, which for 2012 included only the deferral of a portion of salaries to the WRAP plan. Balances previously deferred by the named executives to a second non-qualified plan, known as the “Deferred Compensation Plan,” which the Corporation amended and terminated on December 22, 2010, with said termination effective December 31, 2010, have been combined with the WRAP deferrals and reported in a single table below:

Name	Executive Contributions in Last Fiscal Year (1)	Corporation Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
John M. Mendez	$12,900	$15,304	$26,456	$—	$299,427
David D. Brown	—	—	—	—	—
Robert L. Buzzo	7,621	2,732	17,784	—	165,440
E. Stephen Lilly	561	3,689	27,809	—	126,389
Robert L. Schumacher	20,950	2,183	(2,619)	—	194,948

(1)	The amounts reported under “Executive Contributions” are included in each named executive’s amount under the “Salary” column in the “2012 Summary Compensation Table.” The amounts reported under “Corporation Contributions” are included in each named executive’s amount under the “2012 All Other Compensation” column in the “2012 Summary Compensation Table.” The Corporation contributions reflected in the above table are reflective of amount deferred by the executives in the prior plan year, but matched by the Corporation in the subsequent year. The Corporation does not match executive contributions to the deferred compensation plan.
(2)	The amounts reported under “Aggregate Earnings” are not included in each named executive’s amount under the “Salary” column in the “2012 Summary Compensation Table.”

Potential Payments Upon Termination

The information below describes the compensation that would become payable under existing plans and agreements based on the named executive’s actual termination of employment coupled with the assumption that the named executive’s employment had terminated on December 31, 2012, given the named executive’s compensation, years of service and a presumed age of 62.

These benefits are in addition to benefits generally available to other non-executive officers, who are salaried employees, such as distributions under the KSOP and disability insurance benefits. The Corporation has estimated the amounts of compensation payable to each named executive under a variety of termination circumstances, including: early retirement, involuntary termination not for “Cause,” termination for “Cause,” termination following a change of control and in the event of the death of the named executive.

Since a variety of factors might affect the nature and amount of any benefits payable upon the events discussed below, actual amounts may vary from what the Corporation has projected.

Regardless of the manner in which a named executive’s employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	option or stock award grants made pursuant to the 1999 Plan, 2004 Plan, or 2012 Plan that vest through the most recently completed fiscal year;

•	amounts contributed under the KSOP and the Corporation’s non-qualified deferred compensation plans;

•	amounts accrued and vested through the Corporation’s SERP payable as benefits for the life of the named executive beginning at age 62; and

•	cash surrender value of life insurance payable.

In the event of an involuntary termination without “Cause,” a named executive officer would receive severance payments outlined in the respective employment agreement.

Payments Made Upon Retirement

In the event of the retirement of a named executive, in addition to the items identified above:

•	for options granted under the 1999 Plan, he or she will retain vested options for up to five years after normal retirement at age 62 and 90 days after early retirement; and

•	for options granted under the 2004 Plan, he or she will retain vested options for the remainder of the outstanding ten year term.

•	for options granted under the 2012 Plan, he or she will retain vested options for the period of up to three months, or any statutorily required period.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive, in addition to the benefit payments made upon termination or retirement, the named executive or his or her beneficiaries will receive benefits under the Corporation’s disability plan or executive life insurance plan, as appropriate. In addition, if the named executives had died on December 31, 2012, the survivors of Messrs. Mendez, Buzzo, Lilly and Schumacher would have received projected amounts of $807,666, $685,372, $439,891, and $616,606, respectively, from the proceeds of individual split dollar life insurance policies on each of these four named executives, the premiums of which are included in the “2012 All Other Compensation” table on page 21. The estimated amounts payable to the beneficiaries are derived by reflecting a deduction for repayment to the Corporation of the cash surrender value of the split dollar life insurance policies and distribution of 80% of the face value of any remaining insurance proceeds to the respective beneficiaries and 20% to the Corporation.

Payments Made Upon a Change of Control

As previously stated, the Corporation has entered into employment agreements with each of the named executives, which agreements include change of control provisions. Pursuant to these agreements, if an executive’s employment is terminated following a change of control (other than a termination by the Corporation for “Cause”) or if the executive terminates his or her employment in certain circumstances defined in the agreement, in addition to the benefits listed under the heading “Potential Payments Upon Termination,” the named executive will receive a severance payment consisting of two to 2.99 times current salary. The form of the agreements was filed as an Exhibit to the Corporation’s Form 8-K filed on December 16, 2008.

Generally, pursuant to these agreements, a change of control is defined as:

(i)	A change in ownership of the Corporation when one person (or a group) acquires stock that, when combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the Corporation.

(ii)	A change in the effective control of the Corporation on the date that, during any 12 month period, either: (1) any person (or group) acquires stock possessing 30% of the voting power of the Corporation; or (2) a majority of the members of the Board of Directors is replaced by persons whose appointment or election is not endorsed by a majority of the incumbent Board.

(iii)	A change in ownership of a substantial portion of the assets of the Corporation when a person (or a group) acquires, during any 12 month period, assets of the Corporation having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the Corporation’s assets.

John M. Mendez	Salary & Benefits	Nonqualified Def Comp (4)	SERP		Executive Life Ins (6)		Total
If early retirement occurred at Dec. 31, 2012	$—	$299,427	$100,549	(1,5)	$9,589		$409,565
If retirement occurred at Dec. 31, 2012	—	299,427	133,215	(2,5)	9,589		442,231
If termination for “Cause” occurred at Dec. 31, 2012	—	299,427	—		9,589		309,016
If termination without “Cause” occurred at Dec. 31, 2012	998,931	299,427	100,549	(1,5)	9,589		1,408,496
If change in control termination occurred at Dec. 31, 2012	1,174,777	299,427	854,591	(4)	9,589		2,338,384
If disability occurred at Dec. 31, 2012	891,661	299,427	100,549	(1,5)	9,589		1,301,226
If death occurred at Dec. 31, 2012 (3)	—	299,427	100,549	(1,5)	983,000	(4)	1,382,976

David D. Brown
If early retirement occurred at Dec. 31, 2012	$—	$—	$12,983	(1,5)	$—		$12,983
If retirement occurred at Dec. 31, 2012	—	—	80,000	(2,5)	—		80,000
If termination for “Cause” occurred at Dec. 31, 2012	—	—	—		—		—
If termination without “Cause” occurred at Dec. 31, 2012	259,605	—	12,983	(1,5)	—		272,588
If change in control termination occurred at Dec. 31, 2012	332,800	—	33,482	(4)	—		366,282
If disability occurred at Dec. 31, 2012	2,936,522	—	12,983	(1,5)	—		2,949,505
If death occurred at Dec. 31, 2012 (3)	—	—	12,983	(1,5)	338,000	(4)	350,983

Robert L. Buzzo
If early retirement occurred at Dec. 31, 2012	$—	$165,440	$67,475	(1,5)	$47,082		$279,997
If retirement occurred at Dec. 31, 2012	—	165,440	67,475	(2,5)	47,082		279,997
If termination for “Cause” occurred at Dec. 31, 2012	—	165,440	—		47,082		212,522
If termination without “Cause” occurred at Dec. 31, 2012	590,008	165,440	67,475	(1,5)	47,082		870,005
If change in control termination occurred at Dec. 31, 2012	687,700	165,440	747,559	(4)	47,082		1,647,781
If disability occurred at Dec. 31, 2012	287,697	165,440	67,475	(1,5)	47,082		567,694
If death occurred at Dec. 31, 2012 (3)	—	165,440	67,475	(1,5)	545,000	(4)	777,915

E. Stephen Lilly
If early retirement occurred at Dec. 31, 2012	$—	$126,389	$37,939	(1,5)	$9,272		$173,600
If retirement occurred at Dec. 31, 2012	—	126,389	75,903	(2,5)	9,272		211,564
If termination for “Cause” occurred at Dec. 31, 2012	—	126,389	—		9,272		135,661
If termination without “Cause” occurred at Dec. 31, 2012	646,676	126,389	37,939	(1,5)	9,272		820,276
If change in control termination occurred at Dec. 31, 2012	753,480	126,389	259,915	(4)	9,272		1,149,056
If disability occurred at Dec. 31, 2012	1,239,152	126,389	37,939	(1,5)	9,272		1,412,752
If death occurred at Dec. 31, 2012 (3)	—	126,389	37,939	(1,5)	588,000	(4)	752,328

Robert L. Schumacher
If early retirement occurred at Dec. 31, 2012	$—	$194,948	$60,234	(1,5)	$34,232		$289,414
If retirement occurred at Dec. 31, 2012	—	194,948	62,041	(2,5)	34,232		291,221
If termination for “Cause” occurred at Dec. 31, 2012	—	194,948	—		34,232		229,180
If termination without “Cause” occurred at Dec. 31, 2012	475,676	194,948	60,234	(1,5)	34,232		765,090
If change in control termination occurred at Dec. 31, 2012	548,964	194,948	665,629	(4)	34,232		1,443,773
If disability occurred at Dec. 31, 2012	391,593	194,948	60,234	(1,5)	34,232		681,007
If death occurred at Dec. 31, 2012 (3)	—	194,948	60,234	(1,5)	430,000	(4)	685,182

(1)	Annual payment deferred to age 60.
(2)	Annual payment; presumed to be 62 on December 31, 2012.
(3)	Payment to beneficiary upon death of named executive.
(4)	Presumes lump sum payout.
(5)	Represents an annuity payable over the life of the named executive at a reduced amount beginning at age 60, a larger amount beginning at age 62 or for ten years certain to a named beneficiary in event of death.
(6)	Other than the life insurance proceeds payable upon death, presumed at December 31, 2012, the other amounts listed under “Executive Life Ins” represent Cash Surrender Value.

DIRECTOR COMPENSATION

2012 Non-Management Directors’ Compensation

The compensation and benefit package for non-management directors is intended to fairly compensate directors for work required for the Corporation and to align the directors’ interests with the long-term interests of stockholders. The compensation package for the directors is simple, direct and easy to understand from a stockholder perspective. The table on the next page indicates that non-management directors’ compensation includes the following:

Cash Compensation. During 2012, non-employee members of the Board of Directors received a retainer fee of $700 per month. Audit Committee members received a retainer fee of $1,500 per quarter ($2,000 for Chairman). Members of the Executive Committee also receive a fee of $250 per meeting unless held in conjunction with monthly Board meetings, in which case no additional fee is paid. Members of the Governance and Nominating Committee receive a fee of $200 per meeting. Members of the CRC receive a fee of $250 per meeting unless held in conjunction with monthly Board meetings, in which case no additional fee is paid. Non-management directors are reimbursed for travel or other expenses incurred for attendance at Board and committee meetings. Director Mendez, the Corporation’s CEO, receives no compensation for service on the Board or committees.

Deferral of Cash Compensation. Directors are permitted on an annual basis, prior to the beginning of each calendar year to defer Board and committee fees to a non-qualified deferred compensation plan established solely for that purpose. Each director electing to defer fees is responsible for the investment of such deferrals and the Corporation does not provide either a preferential investment or interest rate for such deferred compensation. Each director, who has deferred any such compensation, has the ability to access such deferred compensation upon retirement from active Board service.

Stock Options. Like the Corporation’s named executive officers, the directors participate in the 2012 Plan. As of the date of the mailing of this proxy, no grants have been made to the directors under the 2012 Plan.

Directors’ Supplemental Retirement Plan. The Corporation established a directors’ supplemental retirement plan (“Directors’ SERP”) for its non-management directors in 2001. In 2003, as part of its acquisition of The CommonWealth Bank, the Corporation assumed responsibility for administration of a similar plan for the benefit of Director Hall and other former directors and officers of The CommonWealth Bank. These plans provide for a benefit upon retirement from Board service. On December 16, 2010, the Corporation amended the Directors’ SERP in order to remain in compliance with Internal Revenue Code Section 409A and to provide for certain changes in the benefit formula and various other provisions. The Directors’ SERP amendment substitutes a defined benefit in lieu of the previous indexed benefit. The amended Directors’ SERP provides for an annual retirement benefit of 100% of the highest consecutive three years’ average compensation. Benefits are payable at normal retirement age of 70 and continue for ten years. Full vesting is attained upon completion of 15 years of service.

In connection with the Directors’ SERP, the Corporation has also entered into life insurance endorsement method split dollar agreements with certain directors covered under the Directors’ SERP. Under the agreements, the Corporation shares 80% of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the directors under life insurance contracts referenced in the Directors’ SERP. The Corporation as owner of the policies retains a 20% interest in life insurance proceeds and a 100% interest in the cash surrender value of the policies.

The Directors’ SERP also contains provisions for change of control, as defined, which allows the directors to retain benefits under the Directors’ SERP in the event of a termination of service, other than for “Cause,” during the 12 months prior to a change in control or anytime thereafter, unless the director voluntarily terminates his or her service within 90 days following the change in control.

Insurance. The Corporation provides liability insurance for its directors and officers as well as indemnification agreements. The annual cost of the directors’ and officers’ insurance is approximately $70,709 and the coverage currently extends until September 1, 2013

No Other Compensation. Non-management directors do not receive any other cash or equity compensation except as set forth above.

Director Compensation Table

The following table summarizes non-management director compensation, including compensation for director services at the bank subsidiary for 2012.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings (1)	All Other Compensation	Total
W. C. Blankenship, Jr. (2)	$—	$—	$—	$—	$—	$—	$—
Franklin P. Hall	30,900	—	—	—	14,327	—	45,227
Richard S. Johnson	28,375	—	—	—	—	—	28,375
I. Norris Kantor	26,250	—	—	—	30,261	—	56,511
Robert E. Perkinson, Jr.	30,500	—	—	—	29,800	—	60,300
William P. Stafford	20,600	—	—	—	(2,239)	—	18,361
William P. Stafford, II	25,600	—	—	—	5,824	—	31,424

(1)	The amounts reported represent the difference between the present value of accrued benefits of the director’s SERP at the end of 2012 and 2011.
(2)	Mr. Blankenship became a director in January, 2013.

OWNERSHIP AND RELATED PERSON TRANSACTIONS

Information on Stock Ownership

The following table includes the stock-based holdings at December 31, 2012 of significant stockholders having beneficial ownership greater than 5%, the directors and the named executives, and the directors and executive officers as a group.

Name and Address of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of December 31, 2012	Percent of Common Stock

Richard G. Preservati (1)	1,521,033	7.58%
P.O. Box 1003, Princeton, WV 24740

Wellington Management Company, LLP (2)	1,227,553	6.12%
75 State Street, Boston, MA 02109

The H. P. & Anne S. Hunnicutt Foundation (3)	1,222,100	6.09%
P.O. Box 309, Princeton, WV 24740

BlackRock (2)	1,020,479	5.09%
40 East 52nd Street, New York, NY 10022

Wells Fargo (2)	1,019,744	5.09%
420 Montgomery Street, San Francisco, CA 94104

The Corporation’s Directors and Named Executive Officers:
W. C. Blankenship, Jr. (4)	26,439	*
David D. Brown (5)	13,910	*
Robert L. Buzzo (6)	57,983	*
Franklin P. Hall (7)	41,855	*
Richard S. Johnson (8)	31,100	*
I. Norris Kantor (9)	29,725	*
E. Stephen Lilly (10)	41,062	*
John M. Mendez (11)	77,826	*
Robert E. Perkinson, Jr. (12)	43,981	*
Robert L. Schumacher (13)	37,854	*
William P. Stafford (14)	268,058	1.34%
William P. Stafford, II (15)	170,441	*
All Directors and Executive Officers as a Group	856,890	4.27%

*	Represents less than 1% of the outstanding shares.
(1)	Number of shares are as of Form 13G filing with SEC as of December 31, 2011.
(2)	Number of shares are as of Form 13G filing with SEC as of December 31, 2012.
(3)	The H. P. and Anne S. Hunnicutt Foundation (“Foundation”) is a charitable, tax-exempt, private Foundation. The Foundation was created by the family of two directors, William P. Stafford and William P. Stafford, II. Neither director holds beneficial ownership of the shares held by the Foundation.
(4)	Includes 25,467 shares held jointly by Mr. Blankenship and his wife and 350 shares held jointly by Mr. Blankenship and his brother.
(5)	Includes 1,910 shares allocated to Mr. Brown’s KSOP account. 1,000 shares have been pledged as security by Mr. Brown.
(6)	Includes 19,232 shares allocated to Mr. Buzzo’s KSOP account and 35,667 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan. Also includes 1,725 shares that may be issued upon a conversion of Series A Preferred Stock.
(7)	Includes 34,550 shares held jointly by Mr. Hall and his wife, and 760 shares held by Mr. Hall’s wife. Also includes 3,450 shares that may be issued upon a conversion of Series A Preferred Stock.

(8)	Includes 6,050 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan. Also includes 3,450 shares that may be issued upon a conversion of Series A Preferred Stock.
(9)	Includes 1,725 shares that may be issued upon a conversion of Series A Preferred Stock.
(10)	Includes 6,324 shares allocated to Mr. Lilly’s KSOP account. Also includes 24,807 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan.
(11)	Includes 22,299 shares allocated to Mr. Mendez’s KSOP account and 42,323 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan. Also includes 8,280 shares that may be issued upon a conversion of Series A Preferred Stock.
(12)	Includes 5,138 shares held by the Robert E. Perkinson, Jr. Trust in which Mr. Perkinson is deemed to share beneficial ownership and 5,938 shares held as agent for Mr. Perkinson’s wife. Mr. Perkinson is co-trustee and sole beneficiary of the Robert E. Perkinson, Jr. Trust. Also includes 3,450 shares that may be issued upon a conversion of Series A Preferred Stock.
(13)	Includes 16,431 shares allocated to Mr. Schumacher’s KSOP account and 14,559 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan. Also includes 4,830 shares that may by issued upon a conversion of Series A Preferred Stock.
(14)	Includes 247,058 shares held by Stafford Farms LLC as to which Mr. Stafford is deemed to share beneficial ownership. Also includes 20,700 shares that may be issued upon a conversion of Series A Preferred Stock.
(15)	Includes 14,766 shares that may be issued upon a conversion of Series A Preferred Stock.

Related Person Transactions

Review and Approval of Related Person Transactions. The Corporation reviews relationships and transactions in which the Corporation and its directors and executive officers or their immediate family members are participants to determine whether such related parties have a direct or indirect material interest in such transactions. Although these policies are not currently in writing, the Corporation’s in-house counsel is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining whether a related person has a direct or indirect material interest in the transaction that would require approval of such transaction by the Audit Committee and disclosure of such transaction in this proxy statement. Part of this process includes a requirement that each director and executive officer responds to an annual proxy statement questionnaire, which is designed to obtain detailed information regarding the directors and officers, including updated information on their backgrounds, which serves as a basis to determine an individual’s qualifications to continue to serve as a director. Responses to the annual questionnaire also provide disclosure of related person transactions. When it is determined that a related person transaction may have occurred or management of the Corporation desires to enter into a related person transaction, the transaction is then scrutinized to establish whether or not such related person transaction is directly or indirectly material, in which case such transaction is approved or ratified by the Audit Committee and then disclosed in this proxy statement pursuant to SEC requirements.

In the course of reviewing a disclosable related person transaction, counsel considers:

•	the nature and extent of the related person’s interest in the transaction;

•	the material terms of such transaction, including dollar amount and type;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Corporation; and

•	any other matters deemed relevant.

If in-house counsel determines that there is a related person transaction, the transaction is approved or ratified by the Audit Committee. In-house counsel then reviews the related person transaction with outside counsel with expertise in SEC matters to determine whether the transaction must be disclosed in this proxy statement. No disclosable related person transactions are reported within this proxy statement other than those discussed below. All related person transactions since January 1, 2012, which were required to be reported in this proxy statement, were approved by the Audit Committee.

Description of Related Person Transactions. The Corporation’s subsidiary bank has made from time-to-time loans to directors and executive officers of the Corporation and to certain companies in which they are officers or have significant ownership interests. All such loans and commitments have been made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Corporation and subsidiary bank; and (iii) did not involve more than the normal risk of collectability or present other unfavorable terms. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

In-house counsel reviewed all transactions with related parties since January 1, 2012 to determine if such transactions were required to be reported in this proxy statement. The Corporation has not entered into any transactions with related persons since January 1, 2012 that met the threshold for disclosure in this proxy statement under the relevant SEC rules, nor has the Corporation entered into a current transaction in which the amount of the transaction exceeds $120,000 and in which a related person had or will have a direct or indirect material interest. In-house counsel reviewed the lease of two offices of the Corporation and its affiliates from The Wilton Companies as further described on Page 10, and concluded that Director Johnson did not have a material interest in the transaction for purposes of disclosure in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended and the SEC regulations, require the Corporation’s directors and executive officers, and persons who beneficially own more than 10% of Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock with the SEC. As a practical matter, the Corporation assists it directors and officers by monitoring and completing and filing Section 16 reports on their behalf. Based solely upon the review of Forms 3, 4 and 5, and amendments thereto filed in accordance with the instructions and information provided to the Corporation by its officers and directors, the Corporation believes that all Section 16(a) filing requirements applicable to its directors, executive officers and persons who beneficially own more than 10% of the Common Stock were complied with during fiscal year 2012.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Dixon Hughes Goodman LLP (“Dixon Hughes”), the Corporation’s independent registered public accounting firm for 2012, is responsible for expressing opinions on the conformity of the Corporation’s financial statements with generally accepted accounting principles and on the Corporation’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Dixon Hughes the audited financial statements for the year ended December 31, 2012 and Dixon Hughes’ evaluation of the Corporation’s internal control over financial reporting. The Audit Committee regularly communicates with Dixon Hughes regarding the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T as well as other relevant standards. Dixon Hughes has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public

Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Dixon Hughes that firm’s independence. The Audit Committee has concluded that Dixon Hughes’ provision of audit and non-audit services to the Corporation and its affiliates is compatible with Dixon Hughes’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements for the year ended December 31, 2012 be included in the Annual Report on Form 10-K for 2012 for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

Robert E. Perkinson, Jr. (Chairman)

Franklin P. Hall

Richard S. Johnson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On behalf of the Corporation and its affiliates, the Audit Committee retained Dixon Hughes to audit consolidated financial statements and internal control over financial reporting for 2012. In addition, the Audit Committee retained Dixon Hughes, as well as other accounting firms, to provide other auditing and advisory services in 2012. The Corporation understands the need for Dixon Hughes to maintain objectivity and independence in its audit of the Corporation’s financial statements and its internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of Dixon Hughes, the Audit Committee has limited the non-audit services that Dixon Hughes provides to it primarily to tax services and merger and acquisition due diligence and integration services. It is the Audit Committee’s goal that the fees that the Corporation pays Dixon Hughes for non-audit services should not exceed the audit fees and that goal has been achieved for 2012 and 2011.

The Audit Committee has also adopted policies and procedures for pre-approval of all non-audit work performed by Dixon Hughes. In each case, the Audit Committee has also required pre-approval for any engagement over $10,000. The chair of the Audit Committee is authorized to pre-approve any audit or non-audit service on behalf of the Audit Committee, provided such decisions are presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee has preapproved all expenses of audit-related services.

The aggregate fees billed by Dixon Hughes in 2012 and 2011 for these services were:

	2012	2011
Audit fees	$547,473	$374,565
Audit related fees	5,500	19,490
All other fees	—	—
Tax fees	101,375	59,035

In the above table, in accordance with SEC’s rules, “Audit fees” are fees paid by the Corporation to Dixon Hughes for the audit of the Corporation’s financial statements included in the Annual Report on Form 10-K and for the review of financial statements included in the Quarterly Report on 10-Qs, for the audit of the Corporation’s internal control over financial reporting with the goal of obtaining reasonable assurance regarding whether or not the effectiveness of the internal control over financial reporting was maintained in all material respects, and for services typically provided by the auditor in connection with statutory and regulatory filings.

“Audit related fees” also include merger and acquisition due diligence and audit services, but do not include employee benefit plan audits which are not performed by Dixon Hughes for the Corporation.

The Audit Committee has adopted restrictions on the hiring of any Dixon Hughes partner, director, manager, staff, advising member of the department of professional practice, reviewing partner, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the Corporation’s financial statements. The Audit Committee also requires key Dixon Hughes partners assigned to the Corporation’s audit to be rotated at least every five years.

Representatives of Dixon Hughes are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives of Dixon Hughes also will be available to respond to appropriate questions the stockholders may have at the Annual Meeting.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For purposes of determining whether to select Dixon Hughes as the independent registered public accounting firm to perform the audit of the Corporation’s financial statements and its internal control over financial reporting for 2013, the Audit Committee conducted a thorough review of Dixon Hughes’ performance. The Audit Committee reviewed:

•	Dixon Hughes’ historical and recent performance on the Corporation’s audit, including the quality of the engagement team and the firm’s experience, service level, responsiveness and expertise;

•	the accounting firm’s leadership, management structure, client and employee retention and compliance and ethics programs;

•	the record of the firm compared to other similarly sized and reputable accounting firms in various matters, including regulatory, litigation and accounting matters;

•	the Public Company Accounting Oversight Board report of selected Dixon Hughes’ audits;

•	the appropriateness of fees charged;

•	the firm’s familiarity with the Corporation’s accounting policies and practices and internal control over financial reporting; and

•	the firm’s role and performance in matters involving the SEC.

During the course of the Audit Committee’s review of Dixon Hughes’ performance, the Corporation’s representatives interviewed senior management of Dixon Hughes with respect to certain of the matters listed above. Dixon Hughes has been the Corporation’s independent auditor since 2006. The firm is a registered public accounting firm.

The Corporation is asking stockholders to ratify the selection of Dixon Hughes as its independent registered public accounting firm. Although ratification is not required by the Corporation’s bylaws or otherwise, the Board is submitting the selection of Dixon Hughes to stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. If the selection is ratified, the Audit Committee still has the discretion to select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Corporation and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DIXON HUGHES AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, stockholder proposals, submitted in accordance with SEC’s Rule 14a-8, must be received at the Corporation’s principal executive office by November 13, 2013. Proposals should be addressed to Robert L. Buzzo, Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989.

Other Stockholder Proposals and Stockholder Nominations for Directors for Presentation at Next Year’s Annual Meeting

The Corporation’s amended and restated bylaws require that any stockholder proposal that is not submitted for inclusion in the next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2014 Annual Meeting, and any stockholder nominations for directors, must be received at the Corporation’s principal executive office not less than 60 days nor more than 90 days prior to the anniversary date of the 2013 Annual Meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of the bylaws, must be received no sooner than January 30, 2014 and no later than March 1, 2014. Proposals should be addressed to Robert L. Buzzo, Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989 and include the information set forth in those bylaws, which are posted on the Corporation’s website. Shareholder nominations for directors may be made only if such nominations are made in accordance with the procedures set forth in Section 2.3 of the Corporation’s amended and restated bylaws. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline, and in certain other cases regardless of stockholder’s compliance with this deadline. Other than proposals properly omitted from this proxy statement pursuant to SEC rules and other matters discussed in this proxy statement, the Board of Directors has not received timely notice of any other matter that may come before the Annual Meeting.

Solicitation of Proxies

Proxies may be solicited on behalf of the Board of Directors by mail, telephone, and other electronic means or in person. Copies of proxy materials and the 2012 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from the beneficial owners, and the Corporation will reimburse such record holders for their reasonable expenses.

Stockholders Requesting Copies of 2012 Annual Report and Proxy Materials

Upon written request, the Corporation will provide, without charge, to stockholders of record and beneficial owners as of close of business on March 1, 2013 a copy of this proxy statement and the 2012 Annual Report. Any written request for a copy of this proxy statement or the 2012 Annual Report should be mailed to Robert L. Buzzo, Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989.

Delivery of Documents to Stockholders Sharing Same Address (Householding)

To reduce the expenses of delivering duplicate proxy materials to its stockholders, the Corporation may deliver only one proxy statement and Annual Report to multiple stockholders who share an address unless the Corporation receives contrary instructions from any stockholders at that address. If you are the beneficial owner, but not the record holder, of shares of the Corporation’s stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and 2012 Annual Report to multiple stockholders at the same address, unless that nominee has received contrary instructions from one or more of the stockholders. The Corporation will deliver, upon request, a separate copy of this proxy statement and 2012 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder desiring to receive a separate copy of the proxy statement and Annual Report, now or in the future, should submit this request to Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Also, stockholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to, in the case of beneficial owners, contact their broker, bank or other nominee or, in the case of record owners, contact Broadridge (using the above contact information) to request that only a single copy of each document be mailed to all stockholders at the same address in the future.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and the 2012 Annual Report may be viewed online at www.fcbinc.com. If you are a stockholder of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote on the Internet or by telephone. If you choose electronic access, you will receive a proxy form in mid to late March providing the website address and your choice will remain in effect until you notify the Corporation by mail that you wish to resume delivery of paper copies of annual reports and proxies by mail. If your stock is held for you by a bank, broker or another holder of record, please refer to the information provided by that entity holding the stock on your behalf for instructions on how to elect the paper option.

First Community Bancshares, Inc. Annual Meeting of Stockholders

11:30 a.m. Eastern Daylight Time, April 30, 2013

Corporate Center

29 College Drive

Bluefield, Virginia 24605

Information About Advance Registration for Attending the Meeting

Attendance at the Annual Meeting is limited to the Corporation’s stockholders, members of their immediate family or their named representative. Upon arrival at the Annual Meeting, stockholders, members of their immediate family or their named representative will be asked to present appropriate identification to enter. The Corporation reserves the right to limit the number of representatives who may attend the meeting.

•	If you hold your shares directly with the Corporation and you plan to attend the Annual Meeting, you are not required to follow any additional instructions.

•	If your shares are held for you by a bank, broker or other institution and you wish to attend the Annual Meeting, please send a meeting registration request containing the information listed below to:

First Community Bancshares, Inc.

P. O. Box 989

Bluefield, Virginia 24605-0989

Please include the following information:

•	Your name and complete mailing address;

•	The name(s) of any family members who will accompany you;

•	If you wish to name a representative to attend the meeting on your behalf, the name, address and telephone number of that individual; and

•	Proof that you own Corporation shares such as a letter from your bank or broker or photocopy of your bank or brokerage account statement.

If you have any questions regarding admission to the Annual Meeting, please call Stockholder Services at (800) 425-0839.

Voting in Person at the Meeting

The Corporation encourages stockholders to submit proxies in advance of the Annual Meeting by telephone, Internet or mail. Alternatively, stockholders may also vote in person at the meeting or may execute a proxy to vote for them at the meeting. If your shares are held for you by a broker, bank or other institution, you must obtain a proxy from that institution and bring it with you to the meeting to deliver with your ballot in order to be able to vote your shares at the Annual Meeting.

First Community Bancshares, Inc.

*P.O. BOX 989*
*BLUEFIELD, VA 24605-0989*

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on April 29, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on April 29, 2013. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52963-P33522

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**FIRST COMMUNITY BANCSHARES, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

**Nominees:**

01) John M. Mendez
02) Richard S. Johnson

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

________________________

**The Board of Directors recommends that you vote FOR Proposal 2:**

| | For | Against | Abstain |
|---|---|---|---|
| 2. The ratification of Dixon Hughes Goodman LLP as independent registered public accountants. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on April 30, 2013:**
The Notice, Proxy Statement, Annual Report and Form of Proxy Card are available without charge at www.proxyvote.com.

M52964-P33522

**FIRST COMMUNITY BANCSHARES, INC.**
**This revocable proxy is solicited on behalf of the Board of Directors**
**Annual Meeting of Stockholders**
**April 30, 2013**
**11:30 a.m., Eastern Daylight Time**

The undersigned appoints Samuel G. Hill and Jeffery L. Farmer, or either of them, proxies to vote all shares of common stock ("Common Stock") of First Community Bancshares, Inc. ("FCBI") which the undersigned is entitled to vote at the annual meeting (the "Annual Meeting") of stockholders of FCBI, to be held on April 30, 2013 at 11:30 a.m., Eastern Daylight Time at the Corporate Center, 29 College Drive, Bluefield, Virginia or at any adjournment thereof, or on the matter as set forth in the proxy statement for the Annual Meeting and on all matters properly presented at the Annual Meeting.

This instruction and proxy card is also solicited by the Board of Directors of FCBI for persons who participate in the FCBI Employee Stock Ownership and Savings Plan ("Plan"). By signing this instruction and proxy card, or by phone or Internet, the undersigned hereby instructs First Community Bank, the trustee of the Plan, to exercise the voting rights relating to any shares of Common Stock allocable to his or her account(s) as of the close of business on March 1, 2013.

The trustee will tabulate the votes received from all Plan participants by April 26, 2013, and shall vote the shares of Common Stock as directed. **In the event any participant in the Plan does not provide voting directions, the trustee of the Plan shall vote the participant's shares of Common Stock as the trustee, in its sole discretion, shall deem appropriate.**

**Proxies will be voted as directed. In the absence of specific direction, signed proxies will be voted in accordance with the recommendations of the Board of Directors of FCBI and in the discretion of the proxy holders upon such other matters as may properly come before the Annual Meeting.**

**Continued and to be signed on reverse side**